UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  September 18, 2017

TAYLOR MORRISON HOME CORPORATION
(Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)	001-35873 (Commission File No.)	90-0907433 (IRS Employer Identification No.)

4900 N. Scottsdale Road, Suite 2000 Scottsdale, AZ 85251 (Address of principal executive offices)

(480) 840-8100
(Registrant’s telephone number, including area code)
NOT APPLICABLE
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a‑12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 8.01          OTHER EVENTS
On September 18, 2017, Taylor Morrison Home Corporation (the “Company”) announced that the Company’s Board of Directors has authorized an extension of its stock repurchase program until December 31, 2018. The Board of Directors also increased the amount available for repurchases under the program such that a maximum total amount of $100 million of the Company’s Class A Common Stock remained under the authorization. The repurchase program had been due to expire on December 31, 2017 and had $56.4 million remaining under the existing authorization that is being extended and increased. Repurchases of the Company’s Class A Common Stock under the program will occur from time to time in open market purchases, privately negotiated transactions or other transactions through December 31, 2018.
Future repurchases under the stock repurchase program are subject to prevailing market conditions and other considerations, including the Company’s liquidity, the terms of its debt instruments, planned land investment and development spending, acquisition and other investment opportunities and ongoing capital requirements.

ITEM 9.01          FINANCIAL STATEMENTS AND EXHIBITS
(d)        Exhibits
Exhibit No.	Description

99.1	Press release issued September 18, 2017 by Taylor Morrison Home Corporation.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: September 18, 2017
Taylor Morrison Home Corporation
By:	/s/ Darrell C. Sherman
	Name:	Darrell C. Sherman
	Title:	Executive Vice President, Chief Legal Officer and Secretary